Tompkins Financial Corporation S-3

EXHIBIT 5

99 Garnsey Road Pittsford, NY 14534 (585) 419-8800

July 27, 2021

Tompkins Financial Corporation

118 E. Seneca Street, P.O. Box 460
Ithaca, New York  14851

Ladies and Gentlemen:

We have acted as counsel to Tompkins Financial Corporation, a New York corporation  (the “Company”), in connection with the filing of the Company’s registration statement on Form S-3 with the Securities and Exchange Commission on or about July 27, 2021 (the “Registration Statement”), under the Securities Act of 1933, as amended.  The Registration Statement is being filed in connection with the Company’s offering of up to 266,310 shares of the Common Stock of the Company, par value $.10 per share (the “Shares”), through the Company’s Dividend Reinvestment and Stock Purchase and Sale Plan (the “Stock Purchase Plan”).  We have been requested by the Company to render this opinion.

In rendering this opinion, we have (i) examined the Registration Statement and the exhibits thereto, (ii) examined and relied upon original, certified, conformed, photostatic, or other copies of the Certificate of Incorporation and Bylaws of the Company, each as restated and/or amended to date, minutes of meetings and resolutions of the Board of Directors of the Company and such other documents and records, and (iii) made such investigation of fact and such examination of law, all as we have deemed necessary and appropriate in order to enable us to render the opinion set forth herein.  We have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company with respect to the accuracy of the factual matters addressed in the documents and records listed above.

Based upon the foregoing and subject to  the assumptions, limitations and qualifications set forth herein, we are of the opinion that, when the Shares shall have been issued and sold on the terms contemplated by the Stock Purchase Plan, the Shares will be validly issued, fully paid and non-assessable.

The opinion set forth above is subject to the following qualifications:

(a)       We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all such latter documents. We have also assumed the accuracy of the factual matters contained in the documents we have examined.

(b)       We express no opinion as to the applicability of, compliance with, or effect of the laws of any states, or as to any matter subject to such laws, other than the laws of the State of New York.

(c)       Our opinion is subject to and limited by (i) all applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally; and (ii) general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(d)       Our opinion is limited to the matters expressly set forth herein and no opinion is to be implied or inferred beyond the matters expressly so stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.  This opinion speaks only as of the date hereof and is limited to present statutes, laws and regulations and to the facts as they currently exist.  In rendering this opinion, we assume no obligation to revise or supplement this opinion should the present laws be changed by legislative or regulatory action, judicial decision or otherwise.

Very truly yours,

HARRIS BEACH PLLC

/s/ Seth T. Hiland

By: Seth T. Hiland, Member